Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “NINA COMPANY II, LLC”, CHANGING ITS NAME FROM “NINA COMPANY II, LLC” TO “SPECTRUM MANAGEMENT HOLDING COMPANY, LLC”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF MAY, A.D. 2016, AT 3:07 O’CLOCK P.M.

5752243 8100	Authentication: 202357352
SR# 20163518372	Date: 05-20-16
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:07 PM 05/20/2016 FILED 03:07 PM 05/20/2016 SR 20163518372 - File Number 5752243

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

NINA COMPANY II, LLC

Nina Company II, LLC, a Delaware limited liability company (the “Company”), pursuant to Section 18-202 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., does hereby certify:

That Article FIRST of the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on May 22, 2015, as amended on May 26, 2015, is hereby amended in its entirety to read as follows:

“FIRST. The name of the limited liability company formed hereby is Spectrum Management Holding Company, LLC”.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Amendment this 20th day of May, 2016.

By:	/s/ Daniel J. Bollinger
Daniel J. Bollinger
Authorized Person